SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2012

RADIOSHACK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-5571	75-1047710
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Mail Stop CF3-203, 300 RadioShack Circle, Fort Worth, Texas		76102
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (817) 415-3700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

On August 8, 2012, RadioShack Corporation (the “Company”) entered into an amended and restated credit agreement (the “Restated ABL Credit Agreement”) among the Company, certain subsidiaries of the Company as guarantors (the “Guarantors”), the lenders party thereto, and Bank of America, N.A., as the administrative agent and collateral agent (the “Administrative Agent”). The Restated ABL Credit Agreement amends and restates the Company’s existing $450.0 million asset-based revolving credit agreement (the “Existing ABL Credit Agreement”).

The Restated ABL Credit Agreement revised the terms of the Existing ABL Credit Agreement to, among other things, provide for a $50 million “last-out” tranche of term loans. Proceeds of the new term loans were used to pay fees and expenses in connection with the Restated ABL Credit Agreement and will be used for general corporate purposes. The Restated ABL Credit Agreement also provides for an option, subject to customary conditions, to incur up to $25 million of additional last-out term loans in the future.

Like the Existing ABL Credit Agreement, the Restated ABL Credit Agreement provides for an asset-based revolving credit line of $450.0 million, subject to a borrowing base, and matures on January 4, 2016. As with the Existing ABL Credit Agreement, obligations under the Restated ABL Credit Agreement are secured by substantially all of the Company’s and the Guarantors’ inventory, accounts receivable, cash and cash equivalents, and certain other personal property. Additionally, at the Company’s election, and subject to delivery of customary mortgages and related documents, obligations under the Restated ABL Credit Agreement may also be secured by certain real estate to be included in the term loan borrowing base.

Term loan borrowings under the Restated ABL Credit Agreement are subject to the term loan borrowing base and bear interest, at the Company’s option, at (i) an applicable rate of 3.50%, plus the greater of (a) the federal funds rate plus 0.50%, (b) the administrative agent’s “prime rate” and (c) the rate on LIBOR loans with a maturity of one month plus 1.00% or (ii) an applicable rate of 4.50%, plus LIBOR for the applicable interest period multiplied by the reserve percentage set by the Board of Governors of the Federal Reserve System.

As with the Existing ABL Credit Agreement, revolving borrowings under the Restated ABL Credit Agreement are subject to a revolving borrowing base and bear interest, at the Company’s option, at (i) an applicable rate from 1.25% to 1.75% (determined based on the average availability under the asset-based credit facility), plus the greater of (a) the federal funds rate plus 0.50%, (b) the administrative agent’s “prime rate” and (c) the rate on LIBOR loans with a maturity of one month plus 1.00% or (ii) an applicable rate from 2.25% to 2.75%, plus LIBOR for the applicable interest period multiplied by the reserve percentage set by the Board of Governors of the Federal Reserve System. The Company pays commitment fees to the revolving lenders at an annual rate of 0.375% to 0.500% of the average unused commitments under the revolving facility.

If at any time (A) the outstanding revolving borrowings under the Restated ABL Credit Agreement exceed the lesser of (i) the revolving borrowing base and (ii) the aggregate amount of lenders’ revolving commitments or (B) the total outstanding revolving borrowings and outstanding term loans exceed the lesser of (i) the aggregate amount of lenders’ revolving commitments and outstanding term loans and (ii) the sum of the revolving borrowing base and the term loan borrowing base at such time, the Company will be required to prepay an amount equal to such excess. No payments (whether optional or mandatory) may be made in respect of the principal amount of term loans unless all revolving loans have been repaid, all revolving commitments have been terminated and outstanding letters of credit (if any) have been cash collateralized. The revolving borrowing base and term loan borrowing base are subject to customary reserves that may be implemented by the administrative agent in its permitted discretion.

The Restated ABL Credit Agreement contains customary mandatory prepayment and cash dominion provisions, affirmative and negative covenants, and events of default that are substantially consistent with those contained in the Existing ABL Credit Agreement.

The description of the Restated ABL Credit Agreement set forth herein is summary in nature and is qualified in its entirety by reference to the full text of the Restated ABL Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On August 8, 2012, the Company entered into the Restated ABL Credit Agreement as described in Item 1.01 above, which is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Amended and Restated Credit Agreement, dated as of August 8, 2012, among RadioShack Corporation, the Guarantors, the Lenders party thereto and Bank of America, N.A., as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized this 8th day of August, 2012.

RADIOSHACK CORPORATION

/s/ Dorvin D. Lively
Dorvin D. Lively
Executive Vice President—Chief Financial Officer and Chief Administrative Officer
(Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amended and Restated Credit Agreement, dated as of August 8, 2012, among RadioShack Corporation, the Guarantors, the Lenders party thereto and Bank of America, N.A., as Administrative Agent.

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